UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

HYPERION THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 745-7802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2012, Hyperion Therapeutics, Inc. (the “Company”) entered into a Second Amendment to Office Lease (the “Second Amendment”) with Gateway Center, LLC (the “Landlord”) to enlarge the premises leased by the Company, extend the term of the lease, dated as of September 6, 2007, as amended by that certain First Amendment to Office Lease dated as of October 31, 2011 (collectively, the “Original Lease”), and to make other modifications to the terms and conditions of the Original Lease.

The premises leased pursuant to the Original Lease consisted of approximately 8,167 rentable square feet of space in the building (the “Building”) located at 601 Gateway Boulevard, South San Francisco, California (the “Existing Premises”). The Company leased an additional 4,522 rentable square feet of space in the Building pursuant to the Second Amendment (the “Expansion Premises”). The Second Amendment expanded the premises leased by the Company from the Landlord to approximately 12,689 rentable square feet. The term of the lease of the Expansion Premises commenced on December 1, 2012, and will expire on January 31, 2014. The base rent for the Expansion Premises is $1.75 per rentable square foot.

In addition, the Original Lease for the Existing Premises is scheduled to expire on August 31, 2013, pursuant to the terms of the Original Lease. Pursuant to the Second Amendment, the term of the lease of the Existing Premises will be extended to January 31, 2014. Beginning on September 1, 2013, the base rent for the Existing Premises will be increased to $2.65 per rentable square foot from $2.40 per rentable square foot.

The above summary is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Office Lease by and between the Company and Gateway Center, LLC, dated December 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2012	Hyperion Therapeutics, Inc.

	By:	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Office Lease by and between the Company and Gateway Center, LLC, dated December 1, 2012.